              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582

                                             March 11, 1996

       Re:     NEES Companies Incentive Thrift Plan
          NEES Companies Incentive Thrift Plan II
          Yankee Thrift Plan
          Yankee Thrift Plan II


       Dear NEES Shareholder:
       ---------------------

          Under the thrift plans, NEES common shares are held by the trustee. As beneficial owner of NEES common shares through one or more of the plans, you have a right to direct the trustee how to vote at the 1996 New England Electric System Annual Meeting of shareholders. Shareholders who own NEES common shares directly vote through a proxy. Plan participants have a somewhat different procedure. Included in this package is a voting instruction card on which you instruct the trustee how to vote. Your share balance in each of the plans in which you participate appears at the top of the enclosed voting instruction card. Please note that all of the shares in the plans must be voted. Therefore, the trustee will vote shares for which it does not receive instructions in the same proportion as those for which it does.

          We would appreciate your voting on the election of directors and other matters as set forth in the accompanying proxy statement. Please take the time to review the proxy material, complete your voting instruction card, and mail the card in the enclosed envelope. Your voting instruction will be kept confidential by an independent proxy tabulator.

          Sincerely,

       (Facsimile Signature)       (Facsimile Signature)

       JOAN T. BOK                 JOHN W. ROWE
       Chairman                         President and
       of the Board                Chief Executive Officer

              NEW ENGLAND ELECTRIC SYSTEM

                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


                                           March 11, 1996
       Dear Shareholders:

        The directors and officers of New England Electric System invite you to attend the Annual Meeting of shareholders to be held on Tuesday, April 23, 1996, at 10:30 A.M. at Faneuil Hall in Boston, Massachusetts. Faneuil Hall is located along the Freedom Trail in the heart of historic Boston and adjacent to Quincy Market. The Hall is handicapped accessible.

        The business part of the meeting is fully described in the accompanying Notice of Annual Meeting and Proxy Statement. At the conclusion of the formal portion of the meeting, there will be a discussion of the Company's operations, followed by a question and answer period.

        We would appreciate your voting, signing and
       dating the proxy, and mailing it promptly in the enclosed postage-paid envelope, even if you plan to
       attend the meeting in person.   Please enclose a note
       if you would like to receive a map of the area, directions to the meeting, and information on parking arrangements.

        Sincerely,

       (Facsimile Signature)          (Facsimile Signature)

        JOAN T. BOK                   JOHN W. ROWE
        Chairman                 President and
        of the Board             Chief Executive Officer

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


               NOTICE OF ANNUAL MEETING
               ________________________

        The 1996 Annual Meeting of the shareholders of New England Electric System will be held at Faneuil Hall in Boston, Massachusetts, on Tuesday, April 23, 1996, at 10:30 A.M., E.D.S.T., for the following purposes, all as set forth in the accompanying proxy statement:

               1.        To elect directors;
               2.        To consider and vote on a shareholder
                                proposal if presented at the meeting;
                                and
               3.        To transact such other business as may
                                properly come before the meeting or any
                                adjournment thereof.

          Shareholders of record at the close of business on March 11, 1996, will be entitled to vote at the meeting.

                         By order of the Board of Directors,

                                        (Facsimile Signature)

                                        Cheryl A. LaFleur,
                                        Secretary


       March 11, 1996

                    PROXY STATEMENT

              NEW ENGLAND ELECTRIC SYSTEM
                   25 RESEARCH DRIVE
           WESTBOROUGH, MASSACHUSETTS 01582


       ANNUAL MEETING OF SHAREHOLDERS, APRIL 23, 1996
       _______________________________________________

          The Board of Directors of New England Electric System is soliciting proxies in the accompanying form. Proxies may be revoked at any time prior to being used by completing a new proxy, by notifying the Company in writing of such revocation, or by voting in person at the Annual Meeting. All shares represented by properly executed proxies will be voted at the Annual Meeting or any adjournment thereof as specified in such proxies.

          The Company's annual report for 1995, which includes financial statements and a summary of important developments during 1995, is being mailed to shareholders on or about March 12, 1996. The approximate date on which the proxy statement and form of proxy are first being sent is March 20, 1996.

          Holders of common shares of record at the close of business on March 11, 1996, are entitled to vote at the Annual Meeting. At that date there are 64,824,369 common shares outstanding and each share is entitled to one vote.

          An affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for approval of each of the items being submitted to the shareholders for their consideration. Votes for directors will be counted by the Company as (i) For and
       (ii) Withhold Authority; abstentions have the same effect as "Withhold Authority" votes. Votes concerning other matters will be counted by the Company as (i) For, (ii) Against, or (iii) Abstain; abstentions are counted separately, but have the same effect as "Against" votes. Broker non-votes (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary voting power on a particular matter) are counted as not represented at the meeting for all matters.

               1.  ELECTION OF DIRECTORS

          The persons named on the accompanying proxy will vote, unless otherwise directed, for the election of the eleven nominees listed below as directors of the Company. All of the elected directors will hold office until the next annual meeting of shareholders or the special meeting held in lieu thereof and until their respective successors are chosen and qualified.

          The Company knows of no reason why any of the nominees would be unable to act as a director, but, if any of them should become unavailable to serve, the persons named on the accompanying proxy have the authority to vote for any other person nominated and recommended by the Executive Committee. If an alternative nominee is not recommended by the Nominating Committee, the number of directors will be reduced.

          Certain information regarding each nominee for director is given below. This information has been furnished to the Company by the respective nominees.

       Joan T. Bok                     Director since 1979

           Chairman of the Board. Mrs. Bok, 66 years of age, was elected Chairman in 1984 and held that position through 1993. From July 26, 1988 until February 13, 1989, she also served as President and Chief Executive Officer. Mrs. Bok is a director of each of the Company's subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. She is also a director of Avery Dennison Corporation, John Hancock Mutual Life Insurance Company, and Monsanto Company, and is a Trustee of the Boston Athenaeum.

       Paul L. Joskow                               Director since 1987

           Professor of Economics and Management and Chairman, Department of Economics, Massachusetts Institute of Technology, Cambridge, Massachusetts. Professor Joskow, 48 years of age, teaches and conducts research in the fields of industrial organization, government regulation, antitrust law and economics, and energy economics. He was named Chairman of the Economics Department in 1994. Professor Joskow is a director of State Farm Indemnity Company and the Whitehead Institute for Biomedical Research. He is also President of the Yale University Council and a Special Consultant
      to National Economic Research Associates, Inc.

       John M. Kucharski               Director since 1989

           Chairman, President, and Chief Executive Officer
                  of EG&G, Inc., Wellesley, Massachusetts. Mr. Kucharski, 60 years of age, is a director of State Street Boston Corporation, Nashua Corporation, and
                  Eagle Industry Co., Ltd.   He also serves as
                  Trustee of George Washington University and
                  Marquette University.

       Edward H. Ladd                         Director since 1974

           Chairman of Standish, Ayer & Wood, Inc.
                  (investment counselors), Boston, Massachusetts.
                  Mr. Ladd, 58 years of age, is a director of Harvard Management Company and Greylock Management Company. He is also a Trustee of Wheelock
                  College.

       Joshua A. McClure               Director since 1978

           Former President of American Custom Kitchens,
                  Inc., Providence, Rhode Island. Mr. McClure, 64 years of age, is a member of the Westerly
                  Substance Abuse Task Force, the Westerly Housing Authority Task Force, and the Washington County
                  Housing Authority.

       John W. Rowe                    Director since 1989

           President and Chief Executive Officer. Mr. Rowe,
                  50 years of age, served as President and Chief Executive Officer of Central Maine Power Company from 1984 until joining the Company as Chief Executive Officer in February, 1989. He is a director of a number of the Company's subsidiaries, including Massachusetts Electric Company, The Narragansett Electric Company, and New England Power Company. Mr. Rowe is also a director of Bank of Boston Corporation and UNUM Corporation. He is Chairman of the Massachusetts Business Roundtable and serves as a director of Jobs for Massachusetts, Inc., the Alliance to Save Energy, the Edison Electric Institute, and the Electric Power Research Institute. Mr. Rowe is also a Trustee of Bryant College.

       George M. Sage                         Director since 1975

           President and Treasurer of Bonanza Bus Lines,
                  Inc., Providence, Rhode Island. Mr. Sage, 64 years of age, is a director of Collette Travel Inc. and
             Business Development of Rhode Island. Mr. Sage also serves as a director of United Way of Southeastern New England and is a director and member of the Executive Committee of Business
             Development of Rhode Island.

       Charles E. Soule                Director since 1994

           President and Chief Executive Officer of Paul
                  Revere Insurance Group, Worcester, Massachusetts. The Paul Revere Insurance Group is a subsidiary of Textron Inc. Mr. Soule, 61 years of age, serves as a director of the Paul Revere Investment Management Company and Trustee for the Westboro Savings Bank. He was a member of the Massachusetts Electric Company Board of Directors from 1991 to 1993.

       Anne Wexler                     Director since 1981

           Chairman of The Wexler Group (management consultants), Washington, D.C. The Wexler Group is a subsidiary of Hill and Knowlton. Ms. Wexler, 66 years of age, served as Assistant to the President of the United States from 1978 to 1981 with responsibility for liaison with the business community and other major interest groups. She is a director of Alumax, Inc., Comcast Corporation, Dreyfus Index Funds, Dreyfus Mutual Funds, and NOVA Corporation.

       James Q. Wilson                 Director since 1982

           Professor of Management at The University of
                  California at Los Angeles, Los Angeles,
                  California. Professor Wilson is 64 years of age. He is a director of State Farm Insurance Company and a Trustee of the American Enterprise
                  Institute, the RAND Corporation, and the Randolph
                  Foundation.

       James R. Winoker                Director since 1991

           Chief Executive Officer of Belvoir Properties,
                  Inc. (real estate investment), Providence, Rhode Island. Mr. Winoker, 64 years of age, has served as Chief Executive Officer of Belvoir Properties, Inc. since 1994. He was Treasurer of Belvoir Properties, Inc. from 1980 to 1994 and President of B.B. Greenberg Co. (jewelry manufacturers) from
                  1970 to 1994.   A receiver was appointed for B.B.
                  Greenberg Co. in 1994.   Mr. Winoker served as a
      director of The Narragansett Electric Company from
             1990 to 1991. He is also a director of Original Bradford Soap Works Inc.


           BOARD STRUCTURE AND COMPENSATION

           The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Responsibility Committee. The committee memberships listed below are as of January 1, 1996. In February 1996, the Company established a Nominating Committee to be comprised of those members of the Executive Committee who are not present or past officers or employees of the Company.

           The members of the Executive Committee are Mrs. Bok, Mr. Ladd, Mr. Rowe, Mr. Sage, and Ms. Wexler. Mrs. Bok serves as the Chairman of this Committee. During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board that may be delegated.

           The members of the Nominating Committee are Mr. Ladd, Mr. Sage, and Ms. Wexler. Mr. Ladd serves as Chairman of this Committee. This Committee considers written recommendations from shareholders for nominees to the Board.

           The members of the Audit Committee are Messrs. Joskow, Soule, and Winoker. Mr. Joskow serves as the Chairman of this Committee. The Audit Committee reviews with the independent public accountants the scope of their audit and management's financial stewardship for the current and prior years. This Committee also selects and recommends, subject to the Board of Directors' approval, the independent public accountants to be engaged for the coming year.

           The members of the Compensation Committee are Messrs. Kucharski, Sage, and Winoker. Mr. Sage serves as the Chairman of this Committee. The Compensation Committee is responsible for executive compensation, including the administration of certain of the Company's incentive compensation plans.

           The members of the Corporate Responsibility
       Committee are Mrs. Bok, Mr. McClure, Mr. Rowe, Ms. Wexler, and Mr. Wilson. Mr. Wilson serves as the Chairman of this Committee. The Corporate Responsibility Committee is responsible for reviewing compliance with laws and regulations, offering guidance in considering public policy issues, and helping to assure ethical conduct.

           The Chairman of the Executive Committee receives an annual retainer of $7,000. Other members of the Executive Committee, except Mr. Rowe, receive an annual retainer of $5,000. The Chairman of the Nominating Committee receives an annual retainer of $2,000. There is no retainer for the other members of the Nominating Committee. The Chairmen of the Audit, Compensation, and Corporate Responsibility Committees each receive an annual retainer of $6,000. Other members of these Committees, except Mr. Rowe, receive annual retainers of $4,000. All directors participating in a Committee meeting, except Mr. Rowe, receive a meeting fee of $850 plus expenses.

           Members of the Board of Directors, except Mr.
       Rowe, receive annually a retainer of $14,000 and 200 common shares of the Company (300 shares commencing May
       1996), and a meeting fee of $850 plus expenses.

           The Company permits directors to defer all or a portion of any retainers and meeting fees under a deferred compensation plan. Under the plan, at retirement directors may elect to receive lump sum payments of all amounts deferred with interest, or either lifetime annuities or ten year annuities, depending upon the specific deferral arrangement. A special account is maintained on the Company's books showing the amounts deferred and the interest accrued thereon. This plan also provides certain death and disability benefits. Group life insurance of $72,000 is provided to each member of the Board of Directors. Director contributions to qualified charities are matched by the Company under a matching gift program.

           Pursuant to a director retirement plan, non-employee directors who have served on the Board of the Company for 5 years or more will receive a retirement benefit upon the later of the director's retirement from the Board or age 60. The benefit level is 100% of the annual retainer for directors who served on the Board for 10 or more years and 75% of the annual retainer for directors who served between 5 and 10 years. There are no death benefits under the plan.

           The Board of Directors held 7 meetings in 1995.
       The Executive, Audit, Compensation, and Corporate Responsibility Committees held 3, 3, 6, and 4 meetings, respectively, in 1995. With the exception of Messrs. Kucharski, Soule, and Wilson, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which they were members.

           During 1995, Mr. Joskow did consulting work for the Company or subsidiaries of the Company under a separate consulting contract for which he was paid approximately $30,000. These consulting services were not related to his duties as a Board member. The Company and its subsidiaries retain from time to time National Economic Research Associates, Inc. (NERA). During 1995, NERA invoiced subsidiaries of the Company for approximately $96,000 to prepare testimony and reports on regulatory matters. Mr. Joskow is a special consultant to NERA.

           Mrs. Bok serves as a consultant to the Company. Under the terms of her contract, she receives an annual retainer of $100,000. Mrs. Bok also serves as a director for each of the Company's subsidiaries. She has agreed to waive the normal fees and annual retainers otherwise payable for services by non-employees on these boards and receives in lieu thereof a single annual stipend of $60,000.

          TOTAL COMMON EQUITY BASED HOLDINGS

           The following table lists the holdings of Company common shares and deferred incentive shares by the Company's directors, the executive officers named in the Summary Compensation Table, and for directors and all executive officers as a group. The information as to common share ownership includes all whole shares beneficially owned, directly or indirectly, as of March 1, 1996.

       Name                          Shares            Deferred
                                  Beneficially          Share
                                  Owned (a)       Equivalents(b)
       _________                 _____________             ________

       Joan T. Bok                     22,157

       Frederic E. Greenman*           11,154              1,729

       Alfred D. Houston               12,260              3,410

       Paul L. Joskow                   2,251

       John M. Kucharski                2,200

       Edward H. Ladd                   5,037

       Joshua A. McClure                1,566

       John W. Rowe                    21,799              9,082

       George M. Sage                   3,000

       Richard P. Sergel                7,728              2,534

       Charles E. Soule                   848

       Jeffrey D. Tranen                7,451              2,610

       Anne Wexler                      1,711

       James Q. Wilson                  2,471

       James R. Winoker                 1,200

       All of the above and
       other executive       121,162(c)                   23,745
       officers, as a group
       (18 persons)

       *   Retired as of December 31, 1995

(a)  Number of shares beneficially owned includes:  (i)
            shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker, or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power whether or not the securities are held for their benefit; and (iv) with respect to the executive officers of the Company, allocated shares in the Incentive Thrift Plan described below.

       (b)     Deferred share equivalents are held under the
                      Company's Deferred Compensation Plan or pursuant to individual deferral agreements. Under the Plan or deferral agreements, executives may elect to defer cash compensation and share awards. There are various deferral periods available under the
                      plans.   At the end of the deferral period, the
                      compensation may be paid out in the Company's common shares, cash, or a combination thereof.
                      The rights of the executives to payment are those of general, unsecured creditors. While deferred, the shares do not have voting rights or other rights associated with ownership. As cash dividends are declared, the number of deferred share equivalents will be increased as if the dividends were reinvested in the Company's common shares.

       (c)     Amount is less than 1% of the total number of
                      shares of the Company outstanding.

               Listed below are the only persons or groups known to the Company as of March 11, 1996 to beneficially own 5% or more of the Company's common shares. However, T. Rowe Price Trust Company disclaims beneficial ownership of all such shares. The quantity of shares listed below is as of December 31, 1995.

                           Amount and Nature
       Name and Address of    of Beneficial    Percent of
        Beneficial Owner       Ownership      Common Shares
        ________________     _______________   ___________

       T. Rowe Price Trust 5,410,147 shares       8.3%
           Company          as trustee for
       100 East Pratt StreetCompany employee
       Baltimore, MD  21202 benefits plans,
                             including those
                            discussed herein.


       Franklin                             4,702,010 shares         7.2%
       Resources, Inc.
       777 Mariners
       Island Blvd
       San Mateo, CA
       94403-7777


       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

               The Company's total compensation package is designed to attract and retain superior managers who can successfully lead the Company as our industry becomes increasingly competitive and whose backgrounds are not necessarily limited to our Company or industry. This package consists of Base Salary, Incentive Compensation (performance based, at risk compensation), and Benefits. The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance. The Company's general compensation philosophy is that the Base Salary ranges
should be competitive.   A significant portion of management
compensation should be tied to achievement of corporate goals in order to maintain a sharp focus on corporate performance and to consistently align the interest of management and the Company's shareholders and customers. An ever higher percentage of total compensation should be at risk as one moves upward through management. The compensation of Mr. Rowe, the Chief Executive Officer, is based on the same considerations and structure as that of the other executive officers.

     Given that Mr. Rowe has stated his intention to continue to defer his incentive share plan awards, which adds a margin under the tax law, and that the compensation for each of the Company's executive officers is still below the $1 million threshold at which tax deductions are limited under the recent revisions to the Internal Revenue Code, the Committee has not had to address issues related thereto but continues to monitor them.

     The Board of Directors votes the compensation of Mr. Rowe, acting upon recommendations of the Compensation Committee, which is described on page ___. The Committee reports its decisions to the Board of Directors. After meeting in executive session and discussing the reports made by the Committee, the Board of Directors has unanimously accepted each of the recommendations made in 1995 and to date in 1996. The Compensation Committee votes the compensation of all other Company executive officers listed in the Summary Compensation Table, as well as other senior employees. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of Mr. Rowe are reached in executive session.

Base Salary
____________

     Base Salary levels are established after consideration of the appropriate market to determine the average salary for a position. Extensive salary survey analyses are compiled annually and presented to the Committee for review. Salary ranges are then defined on the basis of those market surveys. These surveys may include some of the same companies included in incentive compensation plan comparisons or in the corporate performance chart.

     In November 1994, after consideration of multiple surveys prepared by various consulting organizations and industry groups, the Committee had recommended the base salary for Mr. Rowe be set at $537,600 for 1995. In 1995, with the implementation of the Long-Term Performance Share Award Plan, described below, and with Mr. Rowe's inclusion in the Retirement Supplement Plan, the Committee did not recommend any change in the base salary for Mr. Rowe for 1996.

     In November 1995, the Committee reviewed the performance of each individual in the compensation group below Mr. Rowe, the relative position of these individuals compared to the market surveys discussed above, and the Committee's subjective analysis of the performance of those individuals. The Committee adopted salary recommendations.

Performance Based Incentive Compensation
________________________________________

     Performance Based Incentive Compensation (at risk compensation or bonus) is designed to deliver rewards above base salary, if the

Company and the individual executives perform well.

     Annual Target Plans
     ___________________

     The incentive components of the annual target compensation plans are based on formulae with difficult threshold targets.
Under the formulae, in order for any plan bonuses to be awarded, the Company must achieve a return on equity that places the Company in the top 50% of the approximately 90 electric utilities listed in the Duff & Phelps Utility Group (the National Grouping) or in the top 50% of the New England/New York regional utilities (the Regional Grouping). See the Return on Equity graph, below. The Board of Directors, in response to extraordinary events, may enhance or curtail the actual return on equity used to determine whether the Company met the targets. They did not do so for 1995. In February 1996, the Committee voted the bonuses under these plans.

     For the maximum incentive to be awarded, the Company must achieve a return on equity in the top 25% of both the National and Regional Groupings and the Company's cost per kilowatthour must be the lowest or next lowest of a selected group of New England electric utilities. In 1995, if only one of the return on equity targets had been met, Mr. Rowe would have received a bonus (cash and incentive shares as described below) of 19.2% of base pay. The maximum would have been 80% of base pay. Based on the performance described below, his formula bonus (cash and shares) was 76.5% of base pay.

     For purposes of determining the bonus amount for 1995, the Company placed in the 65th and the 75th percentiles in return on shareholder equity of the National and Regional Groupings, respectively. The Company placed next to the lowest in the Regional Grouping with respect to customer cost per kilowatthour in 1995.

     No bonus awards are made if earnings are not sufficient to cover dividends, even if the return on equity targets are met. The Committee may authorize special bonuses but did not do so in 1995 for Mr. Rowe or the other senior officers identified in the Summary Compensation Table.

     Mr. Rowe's bonus under the plan is directly related to achievement of the above described corporate targets. The incentive compensation plan bonuses of the other executives are additionally dependent upon the achievement of individual goals. The participants in the incentive compensation plans are also awarded common shares of the Company under an incentive share plan, approved by the shareholders in 1990. Shares are only awarded against the annual target incentive compensation plan cash awards generated by the formulae. No discretion is exercised by the Committee in the awarding of the shares. An individual's award of shares under the incentive share plan is a fixed percentage of her or his cash award for that year from the incentive compensation plan in which she or he participates. For Mr. Rowe, the percentage is 60%. If no cash award is made, no shares are distributed. Further, total awards of shares in any calendar year cannot exceed one-half of one percent (0.5%) of the number of outstanding shares at the end of the previous calendar year. (The incentive shares awarded, including those deferred, for 1995 were 0.06% of the number of outstanding shares.) The Committee voted to approve the bonuses upon which the share awards are based on February 26, 1996.

     Three-Year Target Plan
     ______________________

     In order to increase executive focus on multi-year performance of the Company, the Committee recommended to the Board the establishment of the Long-Term Performance Share Award Plan described below. No payout will be made under this plan until the Spring of 1999.

     Under the new plan, awards are based upon various measures of Company performance over a three-year period. Each award factor or measurement functions independently. The factors include financial and operating performance. The factors may be related to those in the incentive plans but with higher thresholds. Performance is rated on rolling three-year periods, with a new cycle beginning each year. An individual's potential award under the plan is a fixed percentage of her or his base pay on the January 1 of the first year of the plan measurement period. For Mr. Rowe, that percentage was 50%. Percentages for other executives range from 15% to 50%. No dividends accrue on the allocated shares. At the end of the three-year cycle, the participant receives actual shares based upon the performance against the various factors. For example, for the first cycle, 20% of the shares are dependent upon total shareholder return compared to other regional utilities. The factors are established by the Committee at the beginning of each cycle. All participants share the same factors and factor weights.

Benefits
________

     The executive benefits are designed both to provide a competitive package and to retain Company flexibility in staffing management to meet changing conditions.

     The Company had offered to its previous chief executive officers a retirement supplement plan providing an annual adjustment to their pension benefits. The amount of the adjustment is equal to the rate of interest on AAA bonds for the prior year less two percent (but in no case more than the increase in the cost of living). In order to retain Mr. Rowe's services during the period of transition to a competitive industry, the Compensation Committee endorsed offering the retirement supplement plan to Mr. Rowe, subject to his remaining in the employ of the Company until December 31, 2000. See Plan Summaries and Retirement Plans, below.

     Deferred Compensation Plan
     __________________________

     The Committee voted to extensively revise the Deferred
Compensation Plan to increase the number of executives who might participate and to offer an election to have the value of their deferral tied either to prime rate or to Company shares.

     Executive Health
     ________________

     It has been the Company's policy to contribute fully to post-retirement health benefits for senior executives. The Compensation Committee voted to restrict this benefit for new participants in the incentive plans.

Share Ownership Guidelines
__________________________

     At its meeting in October 1995, the Committee voted that the Company has long recognized the importance of consistent alignment of executive interests with those of shareholders. Therefore, it is expected that executives will own shares or share equivalents to certain minimum levels within five years of being subject to this requirement. For Mr. Rowe, the level is 40,000 shares. For the other executives listed in the Summary Compensation Table, the level is 15,000 shares. Other executives are expected to hold from 2,000 to 7,000 shares, depending upon their compensation levels and bonus plans. In view of the establishment of these guidelines, the Committee determined it was no longer necessary to place restrictions on the sale of shares granted in the future, under the Incentive Share Plan.

     At its meeting on February 27, 1996, the Board of Directors voted that members of the Board were expected to own 2,500 shares, within five years of being subject to this requirement.

     New England Electric System Compensation Committee

      John M. Kucharski
      George M. Sage
      James R. Winoker

CORPORATE PERFORMANCE

Total Return

      The following graph shows total shareholder return for the Company (capital appreciation plus reinvested dividends) for the years 1990 through 1995 as compared to the Standard & Poor's 500 Index and the Edison Electric Institute (EEI) Index of 100 investor-owned electric companies assuming the investment of $100 on December 31, 1990.

         NEES           S & P 500      EEI Index
         _____          ________       __________
      1990              100.00         100.00                                    100.00
      1991              138.99         130.47                                    128.87
      1992              177.68         140.40                                    138.69
      1993              190.57         154.55                                    154.11
      1994              167.12         156.60                                    136.28
      1995              220.81         215.44                                    178.55


























Note: The share price performance shown on the graph above is not necessarily indicative of future price performance.

Return on Equity

      The following graph shows the return on equity of Company common shares for the years 1991 through 1995 compared to a national grouping of approximately 90 electric utilities (those utilities listed in the Duff & Phelps Utility Group) and a regional grouping of utilities in the New York and New England area. As discussed in the report of the Compensation Committee, return on equity is a key driver of the Company's incentive compensation program.

              NEES           National       Regional
                             Grouping       Grouping
              ____           _______        ________
      1991    12.64%         12.13%         11.30%
      1992    12.58%         11.32%         11.84%
      1993    12.64%         11.90%         11.41%
      1994    12.73%         11.42%         11.40%
      1995    12.78%         11.72%         10.43%























Note: The return on equity shown for each grouping is the median at the date of incentive compensation determination. The earnings performance shown on the graph above is not necessarily indicative of future performance.

                      EXECUTIVE COMPENSATION

      The following table gives information with respect to all compensation for services in all capacities for the Company and its subsidiaries for the years 1993 through 1995 to or for the benefit of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                    SUMMARY COMPENSATION TABLE
                                                  Long Term
                                                  Compen-
                       Annual Compensation (b)    sation
                       _______________________    __________

                                       Other      Restricted
Name and                               Annual       Share    All Other
Principal             Salary  Bonus   Compensa-     Awards   Compensa-
Position (a)  Year     ($)    ($)(c)  tion ($)(d)   ($)(e)   tion ($)(f)
------------  ----    ------  ------  ----------- ---------  ----------
John W. Rowe, 1995             537,600           427,213       9,568           ---     4,750(g)
President     1994             501,156           284,540       9,517       160,974     4,526
and Chief     1993             433,908           268,323       5,548       129,873     5,711
Executive
Officer


Alfred D.     1995             262,008           177,663       5,753           ---     4,180(h)
Houston,      1994             244,860           132,370       5,501        62,040     4,027
Executive     1993             212,904           152,939       3,522        44,465     5,082
Vice
President


Frederic E.   1995             225,876           149,515       5,934           ---     4,404(i)
Greenman,     1994             219,288           139,475       5,671        53,427     4,238
Senior Vice   1993             212,904           129,239       3,670        39,276     5,355
President
and Secretary *


Jeffrey D.    1995             200,100           143,254       5,268           ---     3,578(j)
Tranen,       1994             187,356            98,357       5,049        45,804     3,466
Vice          1993             175,330           122,896       3,260        35,906     3,906
President

Richard P.    1995             184,956           139,373       4,877           ---     3,424 (k)
Sergel,       1994             168,600            94,801       4,934        44,352     3,324
Vice          1993             157,340           119,627       2,784        34,807     3,421
President

     *  Retired as of December 31, 1995

       (a)     Officers of the Company also hold various
                      positions with subsidiary companies.
                      Compensation for these positions is included in this table.

       (b)     Includes deferred compensation in category and
                      year earned.

       (c)     The bonus figure represents cash bonuses under an
                      incentive compensation plan, the value of unrestricted shares under the incentive share plan, special bonuses, the goals program award, and the variable portion of the incentive thrift plan match by the Company. See description under Plan Summaries.

       (d)     Includes amounts reimbursed by the Company for
                      the payment of taxes.

       (e)     For the 1993 awards, shares were awarded that
                      become unrestricted after five years. Those shares receive the same dividends as the other common shares of the Company. The awards made for 1994 were, at the exective's option, in the form of restricted shares (with a five-year restriction) or deferred share equivalents, which have been deferred for receipt for at least five years. As cash dividends are declared, the number of deferred share equivalents will be increased as if the dividends were reinvested in shares. See also Payments Upon a Change in Control below. The shares awarded for 1995 were unrestricted and the value of the awards is included in the bonus column. As of December 31, 1995, the following executive officers held the amount of restricted and deferred share equivalents with the value indicated: Mr. Rowe 20,370 shares, $807,161 value; Mr. Houston 6,404 shares, $253,758 value; Mr. Greenman 5,961 shares, $236,204 value; Mr. Tranen 4,582 shares, $181,561 value; and Mr. Sergel 4,355 shares, $172,567 value. The value was calculated by multiplying the closing market price on December 29, 1995, by the number of shares.

(f)  Includes Company contributions to life insurance
            and the incentive thrift plan that are not bonus contributions. See description under Plan Summaries. The life insurance contribution is calculated based on the value of term life insurance for the named individuals. The premium costs for most of these policies have been or will be recovered by the Company.

       (g)     For Mr. Rowe, the type and amount of compensation
                      in 1995 is as follows: $ 3,000 for contributions to the thrift plan and $1,750 for life insurance.

       (h)     For Mr. Houston, the type and amount of
                      compensation in 1995 is as follows: $3,000 for contributions to the thrift plan and $1,180 for life insurance.

       (i)     For Mr. Greenman, the type and amount of
                      compensation in 1995 is as follows: $3,000 for contributions to the thrift plan and $1,404 for life insurance.

       (j)     For Mr. Tranen, the type and amount of
                      compensation in 1995 is as follows: $3,000 for contributions to the thrift plan and $578 for life insurance.

       (k)     For Mr. Sergel, the type and amount of
                      compensation in 1995 is as follows: $3,000 for contributions to the thrift plan and $424 for life insurance.


                PAYMENTS UPON A CHANGE OF CONTROL

     The Company has agreements with certain of its executives, including those named in the Summary Compensation Table, which provide severance benefits in the event of certain terminations of employment following a Change in Control of the Company (as defined below). If, following a Change of Control, the executive's employment is terminated other than for cause (as defined) or if the executive terminates employment for good reason (as defined), the Company will pay to the executive a lump sum cash payment equal to three times (two times for some executives) the sum of the executive's most recent annual base compensation and the average of his or her bonus amounts for the prior three years. If Mr. Rowe receives payments under his severance agreement that would subject him to any federal excise tax due under section 280G of the Internal Revenue Code, he will receive a cash "gross-up" payment so he would be in the same net after-tax position he would have been in had such excise tax not been applied. In addition, the Company will provide disability and health benefits to the executive for two to three years, provide such post-retirement health and welfare benefits as the executive would have earned within such two to three years, and grant two or three additional years of pension credit. Mr. Rowe would become eligible for benefits under the Retirement Supplement Plan described below prior to the five-year vesting term.

     Change in Control, including potential change of control, occurs (1) when any person becomes the beneficial owner of 20% of the voting securities of the Company, (2) when the prior members of the Board no longer constitute a 2/3 majority of the Board, or (3) the Company enters into an agreement that could result in a Change in Control.

     The terms of the agreements are for three years with automatic annual extensions, unless terminated by the Company.

     The Company's bonus plans, including the incentive compensation plans described in the Compensation Committee report, the Incentive Thrift Plan I, and the Goals Program, provide for payments equal to the average of the bonuses for the three prior
years in the event of a Change of Control.   This payment would be
made in lieu of the regular bonuses for the year in which the Change in Control occurs. The new Long-Term Performance Share Award Plan provides for a cash payment equal to the value of the performance shares in the participant's account times the average target achievement percentage for the Incentive Thrift Plan I for the three prior years. The Company's Retirees Health and Life Insurance Plan I has provisions preventing changes in benefits adverse to the participants for three years following a Change in Control. The Incentive Share Plan and related Incentive Share Deferral Agreements provide that, upon the occurrence of a change in control (defined more narrowly than in the other plans), any restrictions on shares and account balances would cease.


                          PLAN SUMMARIES

     A brief description of the various plans through which compensation and benefits are provided to the named executive officers is presented below to better enable shareholders to understand the information presented in the tables shown earlier. The general provisions of the incentive compensation plans are described in the report of the Compensation Committee. The amounts of compensation and benefits provided to the named executive officers under the plans described below are presented in the Summary Compensation Table.

     Goals Program

     The goals program covers all employees who have completed one year of service with the Company's subsidiaries. Goals are established annually. For 1995, these goals related to earnings per share, customer costs, safety, absenteeism, demand-side management results, generating station availability, transmission reliability, environmental and OSHA compliance, and customer satisfaction. Some goals apply to all employees, while others apply to particular functional groups. Depending upon the number of goals met, and provided the minimum earnings goal is met, employees may earn a cash bonus of 1% to 4-1/2% of their compensation.

     Incentive Thrift Plan

     The incentive thrift plan (a 401(k) program) provides for a match of 40% of up to the first 5% of base compensation contributed to the Company's incentive thrift plan (shown under All Other Compensation in the Summary Compensation Table) and, based on an incentive formula tied to earnings per share, may fully match the first 5% of base compensation contributed (the additional amount, if any, is shown under Bonus in the Summary Compensation Table). Under Federal law, contributions to these plans are limited. In 1995, the contribution amount was limited to $9,240.

     Deferred Compensation Plan

     Those executives whose contributions to the Incentive Thrift Plan were limited by Federal law may make further contributions to the Deferred Compensation Plan and the Company will match them under the Deferred Compensation Plan on the same terms as if the full amount had been contributed to the Incentive Thrift Plan. However, these amounts under the Deferred Compensation Plan may only be invested at the then applicable prime rate or in Company shares.

     Life Insurance

     The Company has established for certain senior executives life insurance plans funded by individual policies. The combined death benefit under these insurance plans is three times the participant's annual salary.

     After termination of employment, participants in one of the insurance plans may elect, commencing at age 55 or later, to receive an annuity income equal to 40% of annual salary. In that event, the life insurance is reduced over fifteen years to an amount equal to the participant's final annual salary. Due to changes in the tax law, this plan was closed to new participants, and an alternative was established with only a life insurance benefit. The individuals listed in the Summary Compensation Table are in one or the other of these plans. These plans are structured so that, over time, the Company should recover the cost of the insurance premiums.

     Financial Counselling

     The Company pays for personal financial counselling for senior executives. As required by the IRS, a portion of the amount paid is reported as taxable income for the executive. Financial counselling is also offered to other employees through a limited number of seminars conducted at various locations each year.

     Other

     The Company does not have any share option plans.


                         RETIREMENT PLANS

     The following chart shows estimated annual benefits payable to executive officers under the qualified pension plan and the supplemental retirement plan, assuming retirement at age 65 in 1996.

                          PENSION TABLE

FIVE-YEAR           15 YEARS         20 YEARS  25 YEARS            30 YEARS            35 YEARS            40 YEARS
AVERAGE            SERVICE   SERVICE            SERVICE           SERVICE             SERVICE             SERVICE
COMPENSATION
____________        _______            ______    ______           _______               ______            ________
$300,000                 87,800           115,100            141,600             168,100             184,800             193,800
$350,000                102,800           134,800            165,800             196,900             216,600             227,100
$400,000                117,800           154,500            190,100             225,700             248,300             260,300
$500,000                147,900           193,900            238,600             283,300             311,700             326,700
$600,000                177,900           233,300            287,100             340,900             375,200             393,200
$700,000                208,000           272,700            335,600             398,500             438,600             459,600
$800,000                238,000           312,100            384,100             456,100             502,100             526,100
$900,000                269,100           351,500            432,600             513,700             565,500             592,500
$1,000,000              298,100           390,900            481,100             571,300             629,000             659,000
$1,100,000              328,200           430,300            529,600             628,900             692,400             725,400

     For purposes of the retirement plans, Messrs. Rowe, Houston, Tranen, and Sergel currently have 18, 33, 26, and 17 credited years of service, respectively. At his retirement on December 31, 1995, Mr. Greenman had 30 credited years of service.

     Benefits under the pension plans are computed using formulae based on percentages of highest average compensation computed over five consecutive years. The compensation covered by the pension plan includes salary, bonus, and incentive share awards. Long Term Share Awards will not be included. The benefits listed in the pension table are not subject to deduction for Social Security and are shown without any joint and survivor benefits.

     The Pension Table above does not include annuity payments to be received in lieu of life insurance for Messrs. Rowe, Houston, and Greenman. The policies are described above under Plan
Summaries.

     Under the Retirement Supplement Plan, participants receive an annual adjustment to their pension benefits. The amount of the adjustment is equal to the rate of interest on AAA bonds for the prior year less two percent (but in no case more than the increase in the cost of living).

     The Company covers the full cost of post-retirement health benefits for the senior executives listed in the Summary
Compensation Table.


      2.  SHAREHOLDER PROPOSAL REGARDING SPLITTING OF SHARES

      Mr. and Mrs. Russell G. Gilmore, 100 Tamarack Drive, East
Greenwich, Rhode Island 02818, owners of 5,300 common shares of the Company, have stated their intention to present a proposal concerning the splitting of the Company's shares for consideration by the shareholders at the Annual Meeting.

      The Board of Directors is opposed to Mr. and Mrs. Gilmore's proposal.

      The following are the text of the proposal and supporting statement supplied by Mr. and Mrs. Gilmore:

Resolved:

     That the shareholders of New England Electric System recommend that the Board of Directors take the necessary action to split the shares of NEES Stock.

Supporting Statement:

     A stock split of any amount would lower the price per share of NEES on the New York Stock Exchange. The Proponents consider that the price of NEES common shares are above the industry average.
The last time the Board of Directors split the shares of NEES Stock was January 24, 1986 with the price per share on the New York Stock Exchange slightly above the present price per share.

     The issuance of additional shares will not alter the ownership interest of any shareholder but it will lower the price of NEES common shares which the proponents consider will give several benefits to all investors especially the small to average investor. Specifically, the proponents want to enhance the chance of an individual small investor to buy and sell NEES Common Shares at a reduced price of a round lot (100 shares) of the common stock, giving the possibility of additional diversification of new small investors and most important, reduce the odd lot brokerage costs.

     In addition most investors view stock splits with a positive attitude which could result in a favorable public relations image for NEES. It further will portray the faith which the Board of Directors has for the future outlook of the System.

     The proponents believe a stock split would be in the best long term interests of all NEES stock holders, especially the small individual investor as well as the Institutional Investors.

     A stock split of NEES of any amount will place the market price per share in a range more competitive with similar companies listed on the NYSE. The proponents consider the benefits of a stock split far out weigh the cost to the share holders.


             RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends a vote AGAINST the proposal.

     The Board of Directors of the Company periodically considers whether to split the Company's common shares. In fact, the Board did take the necessary actions to split the Company's shares in 1986. The Company notes that a share split may not always result in increased liquidity and market price of shares. In addition, while a stock split may lower the brokerage costs for new shareholders, existing shareholders may have to pay higher brokerage fees to carry out transactions in the split shares. A share split is also costly to carry out. The Company carefully monitors all the relevant financial information and will continue to evaluate if and when it is appropriate to split the shares.


                          OTHER MATTERS

  The Company is not aware of any matter that may properly be presented for action at the meeting other than the matters set forth herein. If any other matter should be presented at the meeting upon which a vote properly may be taken, the proxies in the accompanying form confer upon the persons named therein, or their substitutes, discretionary authority to vote in respect of any such matter in accordance with their judgment.

  The firm of Coopers & Lybrand L.L.P. is the independent certified public accountant selected by the Board of Directors for the Company for the current calendar year. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and available to respond to appropriate questions on the financial statements of the Company and may make a statement if they so desire.

  The expense of preparing and mailing this proxy statement and other incidental expenses of solicitation will be paid by the Company. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for the expense of doing so. Officers and regular employees of a subsidiary of the Company may solicit proxies through the use of the mails or by telephone, telegraph, or facsimile. Georgeson & Company Inc., New York, New York has been retained to assist the Company in the solicitation of proxies, primarily from brokers, banks, and other nominees, at an estimated initial cost of $11,000 plus reimbursement of reasonable out-of-pocket expenses.

  By completing the enclosed proxy you are voting the shares of the Company held in your name and, in the event you are participating therein, those held by you under the dividend reinvestment and common share purchase plan and restricted shares under the incentive share plan. In the event common shares are held in trust for you as a participant in one or more thrift plans, you will receive a separate form for instructing the trustee how to vote those shares.


                     SHAREHOLDER PROPOSALS

  From time to time shareholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the Company's next regularly scheduled annual meeting of shareholders, it must be received by the Company on or before November 12, 1996. Please forward any proposal to the Secretary of the Company.

  The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                      By order of the Board of Directors

                      (Facsimile Signature)

                      Cheryl A. LaFleur,
                      Secretary


March 11, 1996

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  NEW ENGLAND ELECTRIC SYSTEM

  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 23, 1996

     The Shareholder(s) listed on the reverse side appoints JOAN
  T. BOK, CHERYL A. LAFLEUR, and JOHN W. ROWE, and each of them, Proxies, with full power of substitution, to represent the Shareholder(s) at the above annual meeting, and at any and all adjournments thereof, and to vote thereat the number of shares which the Shareholder(s) would be entitled to vote if then personally present, with all the powers the Shareholder(s) would then possess, but especially, without limiting the foregoing, to vote as specified herein on the proposals set forth in the proxy statement:

     Election of Directors--The eleven nominees are J. T. Bok,
  P. L. Joskow, J. M. Kucharski, E. H. Ladd, J. A. McClure, J. W.
  Rowe, G. M. Sage, C. E. Soule, A. Wexler, J. Q. Wilson, and
  J. R. Winoker.

     To withhold authority to vote for any nominee, print that nominee's name in the space provided below:

  _____________________________________________________________

             (PLEASE SIGN and DATE ON REVERSE SIDE)



  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND AGAINST
  ITEM 2


           1. Election of the Nominees (except those I have listed on the reverse side).

                 FOR       WITHHOLD AUTHORITY
                 / /       / /


          2.        Shareholder proposal regarding the splitting of
                      shares.

                         FOR    AGAINST  ABSTAIN
                         / /      / /      / /

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NOT SPECIFIED ABOVE,
  THE PROXIES WILL VOTE "FOR" ITEM 1 AND "AGAINST" ITEM 2.

     A majority of the Proxies present and acting at the meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the powers of said Proxies hereunder.

                                    Dated:   ___________, 1996

                                    __________________________

                                    __________________________
                                      (Sign exactly as name
                                       appears to the left.)

  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one name is shown, including the case of joint tenants, each party should sign.

  IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS PROXY
  PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.

      THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF
                   OF THE BOARD OF DIRECTORS

                  NEW ENGLAND ELECTRIC SYSTEM

    FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 23, 1996

  To:     T. ROWE PRICE, Trustee under the Thrift Plans.

     As a participant in one or more of the thrift plans, I hereby direct T. Rowe Price, Trustee, to vote or to give a proxy to vote, in accordance with my directions on the reverse side, the common shares of New England Electric System which are allocated to my account (also a proportionate number of those shares which have not been allocated to participants or for which no instruction cards are received) at the above annual meeting, and at any and all adjournments thereof, and in the Trustee's discretion it is authorized to vote or to give a proxy to vote upon such other business as may properly come before the meeting.

     Election of Directors -- The eleven nominees are J. T. Bok,
  P. L. Joskow, J. M. Kucharski, E. H. Ladd, J. A. McClure, J. W.
  Rowe, G. M. Sage, C. E. Soule, A. Wexler, J. Q. Wilson, and J.
  R. Winoker.

     To withhold authority to vote for any nominee, print that nominee's name in the space provided below:



             (PLEASE SIGN and DATE ON REVERSE SIDE)


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND  AGAINST
  ITEM 2

     1. Election of the Nominees (except those I have listed on the reverse side).

                   FOR         WITHHOLD AUTHORITY
                   / /                / /

     2. Shareholder proposal regarding the splitting of shares.

                        FOR    AGAINST    ABSTAIN
                        / /      / /        / /

THIS INSTRUCTION CARD WILL BE VOTED AS SPECIFIED.  IF NOT
  SPECIFIED ABOVE, THE SHARES REPRESENTED BY THIS CARD WILL BE
  VOTED "FOR" ITEM 1 AND "AGAINST" ITEM 2.
  ________________________________________________________________


                                       Dated:           , 1996

                                       Signed:


                                        (Sign exactly as name
                                         appears to the left.)

  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

  IMPORTANT:   WE URGE YOU TO VOTE, SIGN, DATE AND MAIL THIS CARD
  PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.